Exhibit 12.1
                                                                       2/11/98

                       SAVANNAH ELECTRIC AND POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1996
                  and the twelve months ended December 31, 1997

                                                                                                                  Twelve
                                                                                                                  Months
                                                                                                                   Ended
                                                                        Year ended December 31,                December 31,
                                                         ==================================================================
                                                           1992       1993        1994        1995       1996      1997
                                                         ------------------------Thousands of Dollars----------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                     $33,901    $34,677     $36,886     $38,638    $38,680    $38,194
      Federal and state income taxes                       7,861     13,712      13,800      12,368      7,659     11,346
      Deferred  income taxes, net                          5,947        607       1,625       4,359      7,485      3,840
      Deferred  investment  tax credits                     -           -             -           -          -          -
      AFUDC - Debt funds                                     289        699       1,225         450        333        164
      Rentals                                                818        831         663         517        885        897
                                                         --------   --------    --------    --------   --------   --------
         Earnings as defined                             $48,816    $50,526     $54,199     $56,332    $55,042    $54,441
                                                         ========   ========    ========    ========   ========   ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                          $10,870    $10,696     $12,585     $12,380    $11,564    $10,907
   Interest on interim  obligations                           15        240         205         135        229        172
   Amort of debt disc, premium  and expense, net             427        535         550         448        579        739
   Other interest  charges                                   466        340         337         406        377        369
   Rentals                                                   818        831         663         517        885        897
                                                         --------   --------    --------    --------   --------   -------
         Fixed charges as defined                        $12,596    $12,642     $14,340     $13,886    $13,634    $13,084
                                                         ========   ========    ========    ========   ========   =======



RATIO OF EARNINGS TO FIXED CHARGES                          3.88       4.00        3.78        4.06       4.04       4.16

